Exhibit 99.1

August 16, 2017 FOR IMMEDIATE RELEASE	For more information: Linda L. Tasseff Director, Investor Relations (904) 858-2639 ltasseff@steinmart.com

Stein Mart, Inc. Reports Second Quarter Fiscal 2017 Results

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the second quarter ended July 29, 2017.

Highlights

•	Total sales decreased 2.7 percent and comparable store sales decreased 5.0 percent

•	Diluted loss per share of $0.28 compared to diluted earnings per share of $0.06 in 2016

•	Average store inventories 15 percent lower than last year’s second quarter

Net loss for the second quarter was $13.0 million or $0.28 per diluted share compared to net income of $3.0 million or $0.06 per diluted share in 2016. For the first six months of 2017, net loss was $9.3 million or $0.20 per diluted share compared to net income of $16.3 million or $0.35 per diluted share in the same period in 2016.

“Our second quarter sales trends improved from the first quarter and were strongest in July as we more aggressively priced our clearance merchandise,” said Hunt Hawkins, Chief Executive Officer. “We are very pleased with the progress we made on our inventory management initiatives that resulted in 15 percent lower average store inventories at the end of the quarter. It is important that our inventories are in a very good position and well-balanced going into the fall season.”

“We will continue to operate our business with lean store inventories and tight expense control this fall while putting into place new merchandising and marketing strategies that include the launch of a new advertising campaign in September. We expect our lower inventories will give us better margins from lower markdowns primarily in the fourth quarter.”

Sales

Total sales for the second quarter of 2017 decreased 2.7 percent to $311.0 million, while comparable store sales decreased 5.0 percent. Ecommerce sales were up 41 percent over last year’s second quarter. For the first six months of 2017, total sales decreased 4.0 percent to $648.4 million, while comparable store sales decreased 6.4 percent.

Gross Profit

Gross profit for the second quarter of 2017 was $64.7 million or 20.8 percent of sales compared to $89.4 million or 28.0 percent of sales in 2016. Gross profit for the first six months of 2017 was $160.2 million or 24.7 percent of sales compared to $198.3 million or 29.4 percent of sales in 2016. The lower gross profit rate for both periods reflects much higher markdowns and to a lesser extent higher occupancy costs that negatively leverage on lower sales.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses for the second quarter of 2017 were $86.2 million compared to $83.8 million in 2016. SG&A expenses for the first six months of 2017 were $171.7 million compared to $170.3 million in 2016. The increase in SG&A expenses for both periods is primarily the result of higher operating expenses from new stores that were mostly offset by operating savings.

Balance Sheet

Inventories were $246 million at the end of the second quarter of 2017 compared to $280 million at the same time last year. Average inventories per store were down 15 percent to last year.

Borrowings under our credit facilities were $170.6 million at the end of the second quarter of 2017 compared to $167.4 million at the end of the second quarter last year. Unused availability at the end of the second quarter was $49.5 million.

Cash Flows

Cash provided by operating activities was $24.9 million for the first six months of 2017 compared to $52.6 million for the first six months of 2016.

Capital expenditures totaled $11.8 million for the first six months of 2017 compared to $23.9 million for the first six months of 2016.

Store Activity

We had 292 stores at the end of the second quarter compared to 283 at the end of the second quarter last year. No stores were opened or closed during the second quarter. We are now expecting to open a total of 10 new stores and close six stores in 2017.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended July 29, 2017 with the Securities and Exchange Commission (SEC), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s second quarter 2017 results will be held at 4:30 p.m. ET on August 16, 2017. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through August 31, 2017.

Investor Presentation

Stein Mart’s second quarter 2017 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. is a national specialty and off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 292 stores across 31 states. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, dividend impact on stock price, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

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Stein Mart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net sales	$311,036	$319,761	$648,371	$675,473
Cost of merchandise sold	246,368	230,322	488,147	477,142

Gross profit	64,668	89,439	160,224	198,331
Selling, general and administrative expenses	86,201	83,840	171,695	170,314

Operating (loss) income	(21,533)	5,599	(11,471)	28,017
Interest expense, net	1,142	883	2,281	1,849

(Loss) Income before income taxes	(22,675)	4,716	(13,752)	26,168
Income tax (benefit) expense	(9,682)	1,709	(4,459)	9,850

Net (loss) income	$(12,993)	$3,007	$(9,293)	$16,318

Net (loss) income per share:
Basic	$(0.28)	$0.07	$(0.20)	$0.36

Diluted	$(0.28)	$0.06	$(0.20)	$0.35

Weighted-average shares outstanding:
Basic	46,264	45,719	46,214	45,657

Diluted	46,264	46,555	46,214	46,415

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	July 29, 2017	January 28, 2017	July 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$10,577	$10,604	$11,765
Inventories	246,243	291,110	279,691
Prepaid expenses and other current assets	32,200	30,249	20,925

Total current assets	289,020	331,963	312,381
Property and equipment, net	160,282	165,542	169,597
Other assets	29,806	30,344	29,892

Total assets	$479,108	$527,849	$511,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,561	$114,419	$98,185
Current portion of debt	5,833	10,000	10,000
Accrued expenses and other current liabilities	69,418	72,772	68,411

Total current liabilities	162,812	197,191	176,596
Long-term debt	164,779	171,792	157,371
Deferred rent	42,293	41,774	42,286
Other liabilities	48,271	46,832	46,149

Total liabilities	418,155	457,589	422,402

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 47,904,091, 47,018,942 and 46,848,195 shares issued and outstanding, respectively	479	470	468
Additional paid-in capital	53,721	50,241	46,547
Retained earnings	7,040	19,853	42,722
Accumulated other comprehensive loss	(287)	(304)	(269)

Total shareholders’ equity	60,953	70,260	89,468

Total liabilities and shareholders’ equity	$479,108	$527,849	$511,870

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended	26 Weeks Ended
	July 29, 2017	July 30, 2016
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(9,293)	$16,318
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,226	15,611
Share-based compensation	3,379	3,511
Store closing charges	172	37
Impairment of property and other assets	640	—
Loss on disposal of property and equipment	236	10
Deferred income taxes	4,199	978
Tax expense from equity issuances	—	(196)
Excess tax benefits from share-based compensation	—	(471)
Changes in assets and liabilities:
Inventories	44,867	13,917
Prepaid expenses and other current assets	(1,951)	(2,339)
Other assets	(566)	(763)
Accounts payable	(26,800)	(7,763)
Accrued expenses and other current liabilities	(3,757)	(1,207)
Other liabilities	(2,409)	14,949

Net cash provided by operating activities	24,943	52,592

Cash flows from investing activities:
Net acquisition of property and equipment	(11,761)	(23,939)
Proceeds from cancelled corporate owned life insurance policies	1,445	55

Net cash used in investing activities	(10,316)	(23,884)

Cash flows from financing activities:
Proceeds from borrowings	230,094	164,913
Repayments of debt	(241,295)	(187,713)
Cash dividends paid	(3,563)	(6,885)
Excess tax benefits from share-based compensation	—	471
Proceeds from exercise of stock options and other	328	1,439
Repurchase of common stock	(218)	(998)

Net cash used in financing activities	(14,654)	(28,773)

Net decrease in cash and cash equivalents	(27)	(65)
Cash and cash equivalents at beginning of year	10,604	11,830

Cash and cash equivalents at end of period	$10,577	$11,765

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA:

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following table shows the Company’s reconciliation of Net Income to EBITDA and Adjusted EBITDA which are considered Non-GAAP financial measures. Adjustments to EBITDA include non-cash items (impairment charges), significant non-recurring unusual items (legal settlements) and new stores investments (pre-opening costs).

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

Unaudited (in thousands)

	26 Weeks Ended July 29, 2017	26 Weeks Ended July 30, 2016
Net (loss) income	($9,293)	$16,318
Add back amounts for computation of EBITDA:
Interest expense, net	2,281	1,849
Income tax (benefit) expense	(4,459)	9,850
Depreciation and amortization	16,226	15,611

EBITDA	4,755	43,628

Adjustments:
Expense related to legal settlements	44	1,833
Non-cash impairment charges	640	—
New store pre-opening costs	1,231	1,388

Total adjustments	1,915	3,221

Adjusted EBITDA	$6,670	$46,849